ACTIVE ASSETS MONEY TRUST
                     Two World Trade Center
                    New York, New York  10048



                                        August 20, 1997



Active Assets Money Trust
Two World Trade Center
New York, NY  10048

Dear Sir or Madam:

      In  connection  with  the  public  offering  of  shares  of beneficial
interest,  $.01  par  value, of Active Assets  Money  Trust  (the
"Trust"),                                 I  have  examined  such
corporate records and documents and have made such further investigation and examinationas I have deemed necessary for the purpose of this opinion.

     It is my opinion, as Legal Counsel for the Trust, that the Trust is an unincorporated business trust duly organized and validly existing under the laws of the State of Massachusetts and that the shares of beneficial interest covered by the Rule 24f-2 Notice, August 20, 1997 (File No. 2-71560 and 811-3159), were issued and paid for in accordance with the terms of the offering, as set forth in the prospectus filed as part of the Registration Statement, as amended, of the Trust and were legally issued, fully paid and non-assessable by the Trust.

     I hereby consent to the filing of this opinion as an exhibit to the Notice pursuant to Rule 24f-2. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,
                                    /s/ Barry Fink
                                        Barry Fink
                                        General Counsel

rc\24f-2\opinion.aam